Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     To the Participants of the Accenture Ltd 2001 Employee Share Purchase Plan and the Compensation Committee of the Board of Directors of Accenture Ltd:
We have audited the accompanying Statements of Financial Condition of the Accenture Ltd 2001 Employee Share Purchase Plan (the “Plan”) as of August 31, 2008 and 2007, and the related Statements of Operations and Changes in Plan Equity for each of the years in the three-year period ended August 31, 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Accenture Ltd 2001 Employee Share Purchase Plan as of August 31, 2008 and 2007, and the changes in its financial status for each of the years in the three-year period ended August 31, 2008, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Chicago, Illinois
October 20, 2008

ACCENTURE LTD 2001 EMPLOYEE SHARE PURCHASE PLAN
STATEMENTS OF FINANCIAL CONDITION
August 31, 2008 and 2007

	2008	2007
Contributions receivable	$60,548,205	$55,882,722

Plan equity	$60,548,205	$55,882,722

The accompanying Notes are an integral part of these financial statements.

ACCENTURE LTD 2001 EMPLOYEE SHARE PURCHASE PLAN
STATEMENTS OF OPERATIONS AND CHANGES IN PLAN EQUITY
For the Years Ended August 31, 2008, 2007 and 2006

	2008	2007	2006
Participant contributions	$199,656,551	$169,036,366	$158,250,884
Participant withdrawals	(11,397,191)	(8,216,345)	(9,573,269)
Purchases of Accenture Ltd Class A common shares	(183,593,877)	(154,871,370)	(150,885,517)

Net additions/(reductions)	$4,665,483	$5,948,651	$(2,207,902)

Plan equity at beginning of year	55,882,722	49,934,071	52,141,973

Plan equity at end of year	$60,548,205	$55,882,722	$49,934,071

The accompanying Notes are an integral part of these financial statements.

ACCENTURE LTD 2001 EMPLOYEE SHARE PURCHASE PLAN
NOTES TO FINANCIAL STATEMENTS
1. PLAN DESCRIPTION
     The following description of the Accenture Ltd 2001 Employee Share Purchase Plan (the “Plan”) is provided for general information purposes. Participants in the Plan should refer to the Plan document for more detailed and complete information.
General
     Under the Plan, which was approved by the shareholders of Accenture Ltd (the “Company”) at their June 5, 2001 meeting and approved and subsequently amended by the Board of Directors (the “Board”) on June 6, 2001 and September 4, 2001, respectively, the Company is authorized to issue or transfer up to 75,000,000 Class A common shares (“Shares”) of the Company. The Plan is administered by the Compensation Committee of the Board (the “Committee”), which may delegate its duties and powers in whole or in part as it determines, provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under the Plan as it may deem necessary. The Company pays all expenses of the Plan. The Shares may consist, in whole or in part, of unissued Shares or previously issued Shares, which have been reacquired.
     The Plan provides eligible employees of the Company or of a participating subsidiary with an opportunity to purchase Shares at a purchase price established by the Committee, which shall in no event be less than 85% of the fair market value of a Share on the purchase date.
     The “fair market value” on a given date is defined as the arithmetic mean of the high and low prices of the Shares as reported on such date on the composite tape of the principal national securities exchange on which the Shares are listed or admitted to trading, or, if no sale of Shares shall have been reported on the composite tape of any national securities exchange on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.
     In general, employees of the Company or a participating subsidiary are eligible to participate in the Plan, except that the Committee may exclude employees (either generally or by reference to a subset thereof) (1) whose customary employment is for less than five months per calendar year or less than 20 hours per week; (2) who own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiary; or (3) who are highly compensated employees under the Internal Revenue Code of 1986, as amended (the “Code”). The Plan does not currently qualify as an “employee stock purchase plan” under Section 423 of the Code and therefore receipt of the Shares will be a taxable event to the participant. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Contributions
     Payroll deductions will generally be made from the compensation paid to each participant for each offering period in such whole percentages not to exceed 10% as elected by the participant (up to a per participant maximum of $7,500 per offering period), provided that no participant will be entitled to purchase, during any calendar year, Shares with an aggregate value in excess of $25,000. A participant cannot change the rate of payroll deductions once an offering period has commenced. The Committee has specified procedures by which a participant may increase or decrease the rate of payroll deductions for subsequent offering periods. All payroll deductions made with respect to a participant are credited to the participant’s payroll deduction account under the Plan and are deposited with the general funds of the Company. All funds of participants received or held by the Company under the Plan before purchase or issuance of the Shares are held without liability for interest or other increment. Offering periods in fiscal 2008 included six-month periods ended November 1, 2007 and May 1, 2008. The current offering period commenced on May 2, 2008 and will end on November 1, 2008.

ACCENTURE LTD 2001 EMPLOYEE SHARE PURCHASE PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
Share Purchases
     As soon as practicable following the end of each offering period, the number of Shares purchased by each participant is deposited into a brokerage account established in the participant’s name. Dividends that are declared on the Shares held in the brokerage account are paid in cash or reinvested. A summary of information with respect to share purchases was as follows:

		Number of
	Number of	Shares	Purchase
Offering Period Ended	Participants	Purchased	Price
May 1, 2008	30,494	3,038,974	$32.30
November 1, 2007	28,948	2,579,594	$33.12
May 1, 2007	27,360	2,454,341	$33.15
November 1, 2006	27,169	2,625,844	$27.99
May 1, 2006	27,849	2,961,370	$24.99
November 1, 2005	28,301	3,445,071	$22.31
     As of August 31, 2008, 53,327,243 Accenture Ltd Class A common shares had been issued under the Plan.
Withdrawal
     Participants may withdraw from an offering period or the Plan under the terms and conditions as established by the Committee. Upon a participant’s withdrawal, all accumulated payroll deductions in that participant’s Plan account are returned without interest, as permitted by applicable law, and the participant is not entitled to any Shares with respect to the applicable offering period. The participant may be permitted to participate in subsequent offering periods pursuant to the terms and conditions determined by the Committee. A participant shall cease to participate in the Plan upon termination of employment for any reason. In general, all payroll deductions are repaid without interest, as permitted by applicable law, to the former participant or the former participant’s beneficiary.
Adjustments
     The number of Shares issued or reserved pursuant to the Plan (or pursuant to outstanding awards) is subject to adjustment on account of share splits, share dividends and other changes in the Shares. In the event of a change in control of the Company, the Committee may take any actions it deems necessary or desirable with respect to any option as of the date of consummation of the change in control.
Plan Amendment and Termination
     The Board may amend, alter or discontinue the Plan, provided, however, that no amendment, alteration or discontinuation will be made that would increase the number of Shares authorized for the Plan or, without a participant’s consent, would impair the participant’s rights and obligations under the Plan. The Plan shall terminate upon the earliest of (1) the termination of the Plan by the Board; (2) the issuance of all of the Shares reserved for issuance under the Plan; or (3) the tenth anniversary of the effective date of the Plan.
2. BASIS OF PRESENTATION
     The accompanying financial statements have been prepared on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires the Plan’s management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.
     As of August 31, 2008, Contributions Receivable represents payroll deductions from participants with respect to the offering period beginning May 2, 2008 and ending November 1, 2008. These payroll deductions are held by Accenture Ltd and/or its affiliates.
     Plan equity represents net assets available for future share purchases or participant withdrawals.

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